EXHIBIT 10.1

FORBEARANCE LETTER

May 12, 2009

PRO-DEX, INC.

2631 McGaw Avenue

Irvine, CA 92614

Gentlemen:

            Reference is made to that certain Credit Agreement dated as of November 1, 2007 (as amended from time to time, the “Credit Agreement”) by and between Pro-Dex, Inc., a Colorado corporation (“Borrower”) and Wells Fargo Bank, National Association (“Bank”).  Capitalized terms used herein but not defined shall have the meanings set forth in the Credit Agreement.

As evidenced by Borrower’s financial statements for the fiscal quarter ending March 31, 2009, Borrower has violated Section 4.9(d) and Section 4.9 (e) of the Credit Agreement (the “Existing Violations”).  Before Bank can determine whether and under what conditions it might be willing to waive the Existing Violations, Bank must conduct, and review the results of, a collateral audit and a fixed asset analysis.  Borrower has requested that Bank forbear from exercising its rights and remedies in connection with the Existing Violations until July 2, 2009.  Bank is willing to do so, subject to the terms and conditions set forth herein.

            Bank and Borrower hereby agree as follows:

            1.         Bank hereby agrees to forbear from exercising its rights and remedies with respect to the Existing Violations until July 2, 2009.  Such agreement to forbear shall not be deemed a waiver of the Existing Violations, or an agreement to waive or forbear with respect to any new violation which may occur, including without limitation any new violation of the provisions which are the subject of the Existing Violations.

            2.         During the forbearance period set forth above, Bank shall continue to make advances to Borrower under the Line of Credit, subject to the terms and conditions of the Credit Agreement; provided, however, during the forbearance period the maximum amount available under the Line of Credit shall be reduced to One Million Dollars ($1,000,000.00).  The Credit Agreement and the Line of Credit Note shall be deemed amended hereby to reflect this reduction.

            3.         Except as expressly provided herein, all terms and provisions of the Credit Agreement and the other Loan Documents shall continue in full force and effect, without waiver or modification.

            4.         This letter agreement is entered into for the sole protection and benefit of Bank and Borrower, and no other person or entity shall have a direct or indirect cause of action or a claim in connection herewith.

            5.         This letter agreement constitutes the entire agreement between Bank and Borrower with respect to the matters described herein, supersedes all prior negotiations, discussions and correspondence concerning the subject matter hereof, and may only be amended or modified by a written instrument executed by Bank and Borrower.

            6.         This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

            7.         This letter agreement shall not be effective until Borrower has executed it in the space provided below and returned it to Bank.

WELLS FARGO BANK,

NATIONAL ASSOCIATION

By: /s/ MANISHI PARIKH

        Manishi Parikh

        Vice President

Acknowledged and Agreed to by:

PRO-DEX, INC.

By: /s/ JEFFREY J. RITCHEY

      Jeffrey Ritchey

      Chief Financial Officer,

      Treasurer, Secretary

By: /s/ MARK MURPHY

      Mark P. Murphy

      Chief Executive Officer

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